ALPHARMA INC. SEVERANCE PLAN

Amended and Restated Effective January 1, 2008

Purpose of the Plan

The purpose of the Alpharma Inc. Severance Plan (the "Plan"), is to provide permanent Employees (as defined below) with uniform severance benefits that will financially assist them with their transition following an involuntary termination of employment, other than for cause. The Plan was initially effective March 11, 2002, and was amended and restated effective February 19, 2004 and January 1, 2005. The Plan is being amended and restated in its entirety effective January 1, 2008.

This Plan represents an amendment and restatement of all prior severance plans, practices or policies in effect at Alpharma or any of its Subsidiaries as of the effective date hereof, and supersedes any and all such prior severance plans, practices and policies to the extent permitted by law. Except as otherwise specified in the Plan all such prior severance plans, practices and policies are hereby discontinued and terminated.

Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

SECTION I - DEFINITIONS

The following definitions shall apply for purposes of this Plan:

1.1 "Alpharma" - Alpharma Inc., a Delaware company.

1.2 "Benefit Continuation Period" - In the case of a Participant who receives a Severance Benefit, his Benefit Continuation Period will be determined based on the number of weeks or months, as the case may be, used in Section 4.2 to compute the Participant's Severance Benefit.

1.3 "Board" - The Board of Directors of Alpharma.

1.4 "Change in Control Plan" - The Alpharma Inc. Change in Control Plan.

1.5 "Chief Executive Officer" - Chief Executive Officer of Alpharma Inc.

1.6 "Code" - The Internal Revenue Code of 1986, as amended. Any reference to a section in the Code shall include the regulations issued thereunder.

1.7 "Committee" - The Benefits Committee appointed by the Chief Executive Officer to administer the Plan which shall consist of three (3) employees: (i) the Executive Vice President, Human Resources and Communication, (ii) the Chief Financial Officer, and (iii) the Executive Vice President, Chief Legal Officer and Secretary.

1.8 "Company" - Alpharma Inc., its US Subsidiaries and any non-US Subsidiary, whose Board of Directors (or similar governing body) has adopted this Plan, or any successor by merger, consolidation or sale of assets.

1.9 "Employee" - A full-time permanent salaried or hourly employee of the Company as determined by the Committee. An Employee shall not include any individual classified by the Company as either a temporary employee, a leased employee or an independent contractor (regardless of whether such individual is classified or retroactively reclassified as an employee of the Company by any person, entity or agency).

1.10 "Executive" - An Employee who is providing services to the Company in one of the following capacities: the Chief Executive Officer, a member of the Leadership Team, or an Employee holding the title of Vice President or Director (not to be confused with a member of the Board) of the Company or its Operating Divisions or any other individual deemed by the Committee to be an Executive.

1.11 "Involuntary Termination of Employment" - A Termination of Employment due to the independent exercise of the unilateral authority of the Company to terminate the Participant's services, other than due to the Participant's implicit or explicit request, where the Participant was willing and able to continue performing services.

1.12 Leadership Team" - The Chief Executive Officer and those officers of the Company that report directly to the Chief Executive Officer and such other Employees who the Chief Executive Officer, in his sole discretion, determines is eligible to be classified as a member of the Leadership Team for purposes of this Plan.

1.13 "Non Qualifying Sale" - A sale of (a) the stock or assets of a Subsidiary or the assets of an Operating Division of the Company, or (b) assets of the Company.

1.14 Operating Division" - The Company's operating divisions, which for management or financial purposes are reported as individual business segments.

1.15 "Participant" - An Employee or an Executive who the Committee determines is eligible to receive Severance Benefits pursuant to Article II.

1.16 "Plan" - The Alpharma Inc. Severance Plan.

1.17 "Salary" -

(a) A Participant's annual base salary immediately preceding his Termination Date. In the United States, Salary shall include amounts contributed on behalf of the Employee to a cafeteria plan or a cash or deferred arrangement and not includable in compensation under Section 125 or 402(e)(3) of the Internal Revenue Code. Salary shall also include cash amounts paid to an Executive in lieu of fringe benefits. Salary shall exclude the following: commissions; incentive compensation; bonuses; overtime; extended workweek premiums; cost-of-living allowances; shift premiums; other premiums; deferred compensation; payments under consulting agreements; payments under advisory agreements; any other special payments, fees, or allowances.

(b) For purposes of this Plan, weekly Salary shall be equal to a Participant's annual Salary divided by 52.

1.18 "Severance Benefits" - Has the meaning provided in Section 4.2.

1.19 "Specified Employee" - An Employee who, as of the Employee's Termination Date, is a key employee of the Company within the meaning of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date. If an Employee is a key employee as of a Specified Employee Identification Date, the Employee is treated as a key employee for purposes of the Plan for the entire 12-month period beginning on the Specified Employee Effective Date.

1.20 "Specified Employee Effective Date" - The first day of the fourth month following the Specified Employee Identification Date.

1.21 "Specified Employee Identification Date" - December 31.

1.22 "Subsidiary" - Any corporation in which Alpharma owns either directly or indirectly, more than 50% of the voting stock.

1.23 "Termination Date" - The date a Participant's active employment with the Company terminates as a result of an Involuntary Termination of Employment. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant been providing services to the Company less than 36 months).

1.24 "Termination for Cause" - A Termination of Employment for reasons such as a conviction of a felony, habitual excessive use of drugs or alcohol, unsatisfactory attendance, substantial and willful neglect of job duties, failure or inability to adequately perform job duties, disclosure of confidential information regarding the Company or its operations, or the aiding or assisting of any person or entity which is competitive with the Company or its successors. The determination of whether an Employee is terminated for cause or not for cause (as it relates to eligibility to receive benefits under the Plan) shall be made by the Committee in its sole discretion and shall be final and conclusive.

1.25 "Termination of Employment" - A termination of employment with the Company for any reason other than by reason of retirement, death or disability.

1.26 "US Subsidiary" - Any Subsidiary incorporated in the United States.

1.27 "US Employee" - An Employee whose primary place of employment is in the United States.

1.28 "Waiver and Release" - A form of waiver and release provided by the Company which has the effect of releasing the Company, its affiliates, officers, directors on the Board and employees from any and all claims, demands, causes of action, damages, expenses and liabilities, whether known or unknown, which the Participant has or may later have against the Company which relate in any way to his employment by the Company, or his separation from employment with the Company, or any other matter at the time of Termination of Employment.

1.29 "Years of Service" - Each complete twelve (12) months of uninterrupted employment with the Company as an Employee. Only the last period of continuous employment as an Employee with the Company shall be considered in the determination of a Participant's number of Years of Service with the Company.

ARTICLE II - ELIGIBILITY

2.1 Eligibility for Severance Benefits.

(a) Subject to Section 3.1, an Employee shall be eligible to receive Severance Benefits specified under Article IV in the event that he has an Involuntary Termination of Employment.

(b) An Employee shall not be eligible for Severance Benefits if (I) he is eligible to receive Change in Control Benefits as defined under any Change in Control Plan or (ii) he is subject to a collective bargaining agreement or comparable labor agreement or is otherwise not permitted to participate pursuant to the laws of the jurisdiction where he is employed or (iii) to the extent he is an Employee other than an Executive, he is eligible to receive different severance benefits pursuant to the laws of the jurisdiction in which he is employed.

(c) An Employee shall not be entitled to Severance Benefits upon a Non-Qualifying Sale unless the Committee, in its discretion, adopts rules extending Severance Benefits to such Non-Qualifying Sale.

2.2 Committee Discretion. The Committee shall have full discretion to determine eligibility to receive benefits under this Plan. Such discretion shall be exercised in accordance with the provisions set forth herein and in a uniform and non-discriminatory fashion, and in accordance with Section 409A of the Code.

ARTICLE III - CONDITIONS

3.1 Severance Benefits Conditions. The following are conditions to a Participant receiving Severance Benefits under the Plan:

(a) Termination Date on or after January 1, 2008;

(b) Termination Date does not immediately follow a period during which the Participant has not been actively at work due to leave of absence, layoff or salary continuance, unless the Committee specifically designates the condition as not applicable to the Participant; and

(c) Participant executes a Waiver and Release and does not revoke it within seven (7) days after the execution thereof.

(d) To the extent the duration of the Severance Benefits is longer than any notice period required under the laws of the jurisdiction in which participant is employed, then such severance benefits shall be in lieu of such notice period.

ARTICLE IV - SEVERANCE BENEFITS

4.1 General.

Subject to Section 6.1, a Participant who is eligible under Section 2.1 to receive Severance Benefits and who satisfies the conditions in Section 3.1 shall receive the amount of Severance Benefits specified under Section 4.2 payable in accordance with Article VII and those other benefits as specified in Article V.

4.2 Amount of Severance Benefits. The amount of severance benefits ("Severance Benefits") shall be as follows:

(a) The Severance Benefit payable to a Participant who is not an Executive shall be an amount equal to two (2) weeks' Salary for each Year of Service. In no event shall the Severance Benefit determined under the prior sentence be less than four (4) weeks' Salary or greater than fifty-two (52) weeks' salary.

(b) The Severance Benefit payable to an Executive shall be an amount determined as follows:

(i) In the case of Chief Executive Officer, Salary during each of the 24 months following the Termination Date. Additionally, he shall receive his bonus or other cash incentive award (as in effect immediately preceding the date of the Change in Control event), at 100% of his annual target rate, with an assumed 100% funding of any applicable bonus pool, for such 24 month period;

(ii) In the case of a member of the Leadership Team, Salary during each of the 18 months following the Termination Date. Additionally, he shall receive his bonus or other cash incentive award (as in effect immediately preceding the date of the Change in Control event), at 100% of his annual target rate, with an assumed 100% funding of any applicable bonus pool, for such 18 month period;

(iii) In the case of a Vice President, Salary during each of the 12 months following the Termination Date; and

(iv) In the case of a Director (employee title, not member of the Board), the greater of (i) Salary during each of the 6 months following the Termination date or (ii) Salary during the period determined under paragraph (a).

4.3 Bonus and Incentive Awards.

Notwithstanding anything herein to the contrary, an Executive's target bonus or incentive award may not reduced upon his or her becoming eligible to receive Severance Benefits.

ARTICLE V - OTHER BENEFIT PROVISIONS

5.1 Medical, Dental and/or Life Insurance Coverage.

A Participant shall be entitled to continued coverage under the medical, dental, accidental death and dismemberment and/or life insurance benefits plan sponsored by the Company under which Participant is covered and as in effect on the Participant's Termination Date (including medical and dental coverage for the participant's covered dependents, if any) for the duration of the applicable Benefit Continuation Period whether or not the Participant receives the benefit payments in a lump sum or in monthly payments. Such coverage shall be equal to the coverage offered to the Employees of the Company during such Benefit Continuation Period and shall be at the same cost to the Participant as applicable to such Employees during the Benefit Continuation Period. In no event shall a Participant who is a US Employee be entitled to add dependents to his medical or dental coverage after his Termination Date except as would otherwise be allowed by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

At the end of the Benefit Continuation Period, a Participant who is a US Employee may elect to continue medical and dental benefits according to the continuation coverage requirements of group health plans in COBRA, and all of the health insurance continuation provisions under COBRA shall regulate a Participant's election to continue medical and dental benefits at the end of the period during which he is covered under the terms of this Plan. The period for which such Participant is eligible for COBRA shall be reduced by the number of weeks during which he received medical and/or dental coverage as a result of his participation in the Plan.

At the end of the Benefit Continuation Period, accidental death and dismemberment and life insurance benefits shall cease.

5.2 Retiree Medical Benefits.

(a) A Participant who is eligible to retire and who is eligible for retiree medical insurance as of his Termination Date shall be provided retiree welfare benefits in accordance with the provisions of the applicable plans rather than the benefits described in this Article V.

(b) A Participant who is eligible to retire and who is not eligible for retiree medical insurance as of his Termination Date shall be eligible for Medical/Dental benefits for the Benefit Continuation Period, in accordance with the provisions of this Article V.

5.3 Retirement Plans.

In the event a Participant becomes eligible to receive Severance Benefits, the benefit payments under this Plan shall not be considered for purposes of computing benefits under the Alpharma Inc. Pension Plan and the A.L. Pharma Inc. Supplemental Pension Plan or any similar pension or retirement plan. A Participant shall not be eligible to actively participate under such Plans after his Termination Date.

5.4 Savings Plan and Stock Purchase Plan.

In the event a Participant becomes eligible to receive Severance Benefits, the benefit payments under this Plan shall not be considered for purposes of computing benefits under any defined contribution plan or stock purchase plan sponsored by the Company including the Employee Stock Purchase Plan, the Alpharma Inc. Savings Plan and the Alpharma Inc. Supplemental Savings Plan. A Participant shall not be eligible to actively participate under any of these Plans after his Termination Date.

5.5 Stock Options.

In the event that a Participant is eligible to receive Severance Benefits and the Participant has any (a) outstanding Options or Units (as such terms are defined in the 1997 Incentive Stock Option and Appreciation Right Plan, as amended, ("Stock Option Plan")), or (b) outstanding NQSOs and/or ISOs (as such terms are defined in the 2003 Omnibus Incentive Compensation Plan (the "Omnibus Plan")), as of his or her Termination Date then:

(a) Any unvested Options, Units, NQSOs and ISOs shall be forfeited unless another plan or agreement specifically provides for the vesting of such options or Units, and

(b) Any non-forfeitable Options, Units, NQSOs and ISOs shall become exercisable for the period permitted under the Stock Option Plan and/or the Omnibus Plan, as applicable.

5.6 Other Plans.

A Participant's participation in all other employee benefit plans sponsored by the Company shall cease being effective as of the Participant's Termination Date.

5.7 Terms of Other Plans.

Continued participation during the Benefit Continuation Period in any of the employee benefit plans sponsored by the Company shall be subject to the terms of said plans; and the Company continues to retain the right to amend or terminate such plans at any time in accordance with the terms of such plans.

ARTICLE VI - EMPLOYMENT AGREEMENTS

6.1 Employment Agreements.

Notwithstanding anything to the contrary herein, to the extent that an Employee is party to an employment agreement with the Company or any of its Subsidiaries, to the extent an Employee satisfies the conditions in Sections 2.1 and 3.1, the Employee shall be entitled to receive severance benefits (taken individually) equal to the greater of (i) the severance benefits available under the Plan, or (ii) benefits available under such employment agreement under laws of jurisdiction.

6.2 Local Laws.

Notwithstanding anything to the contrary herein, to the extent that an Employee satisfies the conditions in Sections 2.1 and 3.1 and such Employee is entitled to benefits at the time of a Termination of Employment under applicable local laws which are more favorable than the Severance Benefits available under the Plan, then Employee shall receive only those benefits available under local law.

ARTICLE VII - PAYMENT

7.1 Method of Payment.

(a) Severance Benefits under Section 4.2 shall be paid to a Participant in installments in accordance with the Company's standard payroll cycles beginning with the first payroll period immediately after his Termination Date and continuing for the applicable Benefit Continuation Period. Notwithstanding the foregoing, Severance Benefits payable to a Participant who is a Specified Employee shall begin no earlier than six months after his Termination Date if necessary to comply with Section 409A of the Code.

(b) If a Participant dies after his Involuntary Termination of Employment but before receiving the total amount of his Severance Benefit such benefit will instead be paid in a lump sum to the Participant's surviving spouse, if any, and otherwise to the Participant's estate commencing as soon as administratively feasible after the date of death.

ARTICLE VIII - ADMINISTRATION

8.1 The Committee.

The Committee shall have the complete authority to: (a) determine eligibility for benefits in accordance with the provisions of the Plan, (b) construe the terms of the Plan, and (c) control and manage the operation of the Plan.

8.2 Administrative Rules.

Subject to the limitations of the Plan, the Committee from time to time shall establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Committee as to any disputed question shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be conclusive. All actions, decisions and interpretations of the Committee in administering the Plan shall be performed in a uniform and non-discriminatory manner.

8.3 Delegation.

The Committee may, in its sole discretion, delegate some or all of its functions to third parties and employ counsel and other agents and may procure such clerical, actuarial accounting and other services as the Committee may require in carrying out the provisions of the Plan.

8.4 Indemnification.

The Company shall indemnify and hold harmless each member of the Committee against all expenses and liabilities arising out of the Committee member's service as such, excepting only expenses and liabilities arising from the member's own gross negligence or willful misconduct.

8.5 Claim Procedure.

(a) The Company will notify an Employee at the time of Termination of Employment what benefits, if any, he will receive under the Plan. If an Employee believes that he is entitled to receive additional benefits under the Plan he must submit a claim for benefits in writing to the Committee. Any claim for benefits must be received by the Committee within 60 days after the date of the Employee's Terminated Employment. If a claim for benefits under the Plan is denied in whole or in part, the claimant will receive written notice of the denial within 90 days after the filing of the claim. The notice will state the specific reason for the denial of benefits.

(b) Any claimant whose claim for benefits is denied may request a review of the decision denying his claim. The claimant or his duly authorized representative must submit a written request for review to the Committee within 60 days after receiving the notice of denial. When making a request for review, a claimant should state the reasons why he believes the claim was improperly denied and should submit any documents or information relevant to the claim.

(c) The decision on review will be completed and furnished to the claimant in writing within 60 days after receipt of the request for review. All decisions of the Committee are final and binding. In unusual circumstances the Committee may require an extension of time for deciding on a claim for benefits or a request for review. Whenever there is a need for an extension of time, the Committee will notify the claimant of the extension. In no event will such an extension exceed a period of 90 days in the case of the initial claim or 60 days in the case of the decision on review.

(d) If the Committee fails to take any action required by it within the time limits specified above, the claim shall be deemed denied as of the latest date by which such action should have been completed.

ARTICLE IX - MISCELLANEOUS

9.1 Amendment and Termination.

The Company, acting through its Board, reserves the right to amend or modify the Plan, to terminate the Plan in its entirety, or to terminate the participation in the Plan of any Subsidiary, provided that any such amendment, modification or termination shall not be applicable to a Participant who has already been notified of a Termination of Employment. Notwithstanding the foregoing, the Company may terminate the Plan only to the extent permitted under Section 409A of the Code.

Notwithstanding the foregoing, the Board has delegated to the executive management Benefits Committee the authority to adopt administrative amendments to the Plan, provided, that such amendments do not involve a change in the costs or liability of the Company or alter the benefits payable thereunder. The Board has delegated to the Compensation Committee the authority to adopt all other amendments to the Plan, provided, that such amendments do not significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or the regulations thereunder. The Board retains the authority to adopt amendments to the Plan that significantly increase or decrease benefit amounts, or are required to be adopted by the Board under the Code or regulations thereunder.

9.2 Parachute Payments.

(a) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by an Employee in connection with the termination of such Employee's employment (whether pursuant to the terms of this Agreement ("Contract Payments") or pursuant to any other plan, arrangement or agreement with the Company or its affiliates (collectively with the Contract Payments, the "Total Payments")) would, as determined by tax counsel selected by the Company, result in "Excess Parachute Payments" (as defined below) subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then such Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the Employee's "net after-tax benefit" (defined below) shall exceed what the net after-tax benefit would have been if such reduction were not made and the Employee paid such Excise Tax.

(b) "Net after-tax benefit" shall mean (1) the sum of all payments and benefits which the Employee receives or is then entitled to receive from the Company and any of its Subsidiaries that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (2) the amount of federal income taxes payable with respect to the payments and benefits described in (1) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (3) the amount of Excise Taxes imposed with respect to the payments and benefits described in (1) above by Section 4999 of the Code.

(c) "Excess Parachute Payments" shall mean "parachute payments" as defined in Section 280G of the Code other than (1) health and life insurance benefits and (2) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period (relating thereto) which has elapsed prior to the Termination Date. The terms of any new or revised tax regulations relating to Excess Parachute Payments shall be incorporated by reference herein.

9.3 Withholding.

The Company shall withhold all required local, state and federal income taxes from any benefits payable under this Plan.

9.4 Binding on Successors.

The obligations of the Company under the Plan shall be binding upon any organization which shall succeed to all or substantially all of the assets of the Company, and the term "Company," whenever used in the Plan, shall mean and include any such organization after the succession.

9.5 Applicable Law.

The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey (regardless of the laws that might otherwise govern under applicable New Jersey principles of conflicts of law).

9.6 Contract Right of Participants.

Subject to Section 9.1 above, the Board of Directors of the Company intends this Plan to constitute an enforceable contract between the Company and each Participant and intends this Plan to vest rights in such Participants as third party beneficiaries.

9.7 Compensation.

For all purposes hereof, the determination of a Participant's bonus or incentive award amount, compensation, rate of base earnings, job grade or band, target award and similar amounts or status shall be made based upon the highest such amount that was in effect at the time of the termination of the Participant's employment.